                                 EXHIBIT 11.2

                  VITAS - COMPUTATION OF EARNINGS PER SHARE*



                                                       Year Ended September 30                             Quarter Ended
                                              -------------------------------------------         ---------------------------
                                                1993             1994            1995             31-Dec-94         31-Mar-96
                                              ----------      -----------      ----------         ----------       ----------
                                                                    (In thousands, except per share data)
 Net income                                   $       76      $     5,141      $   (2,845)        $    1,073       $      396


 Adjustments to net income
 -------------------------
 9% Preferred Stock dividends                     (2,498)          (2,498)         (2,498)              (625)            (625)

 Series B Preferred Stock dividends                 (616)          (2,100)         (2,100)              (525)            (525)
 Income from US Government securities                  0            1,287               0
                                              ----------      -----------      ----------         ----------       ----------
 Net income per common share                      (3,038)           1,830          (7,443)               (77)            (754)


 Income from additional investments in
    US Government securities                           0              132               0                  0                0
                                              ----------      -----------      ----------         ----------       ----------
 Net income per fully diluted share           $   (3,038)     $     1,962      $   (7,443)        $      (77)      $     (754)
                                              ==========      ===========      ==========         ==========       ==========

 Components of weighted average shares
 -------------------------------------
 Weighted average common stock
    outstanding                                5,526,686        4,368,895       4,401,842          4,401,842        4,408,508


 Common stock equivalents                              0        8,141,733               0                  0                0
                                              ----------      -----------      ----------         ----------       ----------

 Primary weighted average number of
    common and common stock equivalents
                                               5,526,686       12,510,628       4,401,842          4,401,842        4,408,508

 Additional common stock equivalents                   0          332,592               0                  0                0
                                              ----------      -----------      ----------         ----------       ----------

 Fully diluted weighted average number
    of common and common stock
    equivalents                                5,526,686       12,843,220       4,401,842          4,401,842        4,408,508
                                              ==========      ===========      ==========         ==========       ==========

 Primary earnings per share                   $    (0.55)     $      0.15      $    (1.69)        $    (0.02)      $    (0.17)
                                              ==========      ===========      ==========         ==========       ==========

 Fully diluted earnings per share             $    (0.55)     $      0.15      $    (1.69)        $    (0.02)      $    (0.17)
                                              ==========      ===========      ==========         ==========       ==========
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*  Conversion of the Series B Preferred Stock is not assumed in the calculation because its effect is antidilutive.  Common Stock equivalents are antidilutive in loss periods.